Exhibit 99.1

TENFOLD CORP.

August 16, 2005

3:30 p.m. CDT

Coordinator	Hello and welcome to the TenFold Corporation Second Quarter Earnings Teleconference. At the request of TenFold Corporation, this conference is being recorded for instant replay purposes. As a reminder, following today’s presentation we’ll conduct a question and answer session. At this time, I’d like to turn the conference over to Mr. Bob Hughes, Senior Vice-President and Chief Accounting Officer. Sir, you may begin.

B. Hughes	Thank you. Good afternoon and welcome to TenFold’s conference call. I’m Robert Hughes, TenFold’s Senior Vice-President and Chief Accounting Officer. Joining me today are Dr. Nancy Harvey, our President, Chief Executive Officer, and CFO, and, also, Jeffrey Walker, our Founder, Chairman, and Chief Technology Officer.

Yesterday afternoon, we filed our 10-Q with the SEC and issued a press release highlighting aspects of our second quarter results. You can find the press release on our Web site and other financial sites like Yahoo

Finance and MSN.com. On today’s call, Nancy will review our results and then, both Nancy and Jeff will available to answer questions.

As we share information today to help you better understand our business, it’s important to note that we will make statements in the course of this conference call that state our intentions, hopes, beliefs, expectations or predictions of the future. These constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act. TenFold’s actual results could differ materially from those projected in these forward-looking statements. We disclaim any intention or obligation to revise any forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time-to-time in documents that we file with the SEC, including, but not limited to, our most recent reports on Form 10-K, 10-Q, and 8-K. With that introductory business out of the way, let me turn the call over to Nancy.

N. Harvey	Thanks, Rob, and thanks to all of you for taking the time to join us this afternoon. In some ways, borrowing from Dickens, “it seems the best of times and the worst of times.” Yesterday, we announced an exciting $1 million licensing deal that affirms an important forward-looking relationship with DevonWay and the progress we’ve made as a software technology company over the last two quarters. At the same time, our balance sheet remains fragile, leaving little room for error.

It is our intention to maintain our relentless focus on business execution, to have a viable financing available to TenFold, and to close the business and/or financing relationships that engender confidence in both the viability and promise of TenFold.

Let me do numbers first. We released our 10-Q yesterday, so you’ve all had adequate opportunity to review the numbers. In the interest of time, let me focus your attention, as ours is, on cash. We ended Q2 with a cash balance of $2.1 million. Our net cash outflow for Q2 was $1.5 million, slightly under the Q1 and Q4 amounts of $1.64 million and $1.8 million. So, our quarterly cash burn is declining, as we have been predicting.

Clearly, we must generate additional cash from operations or raise cash to have sufficient runway to continue as an independent company. With respect to raising cash, during the second quarter, we continued to explore raising capital in the market. We engaged Shawn O’Neill, formerly of Unterberg Tobin, to help us. With Shawn’s assistance, we spoke with many parties and have continued in dialogue with just a few.

We’ve been advised that were TenFold a private company with our substantial assets; mature, proven technology; in production customers like JP Morgan Chase; and promising newly initiated sales and marketing momentum, TenFold would be valued in the hundreds of millions of dollars.

However, as a thinly traded, largely off the radar stock, a PIPE through a traditional hedge fund is likely to be done about current market. That is with something like a $16 million valuation as a public company. So, while we continue to nurture financing discussions as a safety net for TenFold, we are intensely focused on closing the business that might enable TenFold to sell its way through our cash needs.

Finishing our financial results for Q2, TenFold reported revenues of $1.7 million, an operating loss of $1.4 million, a net loss of $1.4 million, and a diluted loss per share of $0.03. Revenues in the second quarter of $1.7 million were up slightly from Q1 revenues of $1.6 million and our net loss in Q2 of $1.4 million was down slightly from $1.6 million in Q1.

As we disclosed in our press release yesterday, we are delighted to see our sales model proving out and to have closed an important follow-on deal with DevonWay earlier this month. DevonWay is a utility sector start up that intends to sell applications in an innovative, on-demand model. The

Founder of DevonWay, Bob Felton, is a long-time TenFold board member and the former Chairman and CEO of INDUS International and, before that, the Founder, President, CEO, and venture capitalist for the INDUS Group.

DevonWay completed a proof of concept project with TenFold during the second quarter and purchased its first licenses. In early August, we completed an additional million-dollar enterprise license transaction with DevonWay. Under the terms of our agreement, DevonWay will not need to pay additional licenses to TenFold for its use of our software to build applications in the process industry sector. Most importantly, as DevonWay adds customers, TenFold will have significant continuing license and service revenue opportunities with those customers.

The million dollar license purchased by DevonWay is the largest enterprise TenFold license we have sold in years. It gives us the runway to continue our dialogue with potential investors and other prospective customers in a responsible way.

At our present cash consumption, we expect to be able to fund our operations through the third quarter of 2005. However, unless we generate additional cash from operations or capital raising, we will exhaust our cash resources early in the fourth quarter of 2005.

We are guardedly optimistic that we are gaining the traction we need for TenFold to emerge as a growth software technology company. Let me first discuss some of the milestones we track around generating awareness and garnering leads. During Q1, our PR efforts, which began in earnest in the fourth quarter, yielded the first substantial third-party product review in PC Magazine. During Q2, TenFold was featured in lengthy interviews in UtiliPoint and ZDNet.com, both of which sent to thousands of their subscribers and published on their Web sites.

Also, during Q2, TenFold appeared in a feature story on the cover of the Sunday Salt Lake Tribune and was highlighted as a Jolt Award winner by Software Development magazine. Earlier this month, TenFold was featured in an article on rapid applications development approaches in Software Development Times.

The appearance of these articles coincided with increased visits to our Web site, downloads of our white papers, and visitor-initiated installations of our free Tsunami software that lets you get a feel for TenFold technology by building an enterprise application in just a few hours.

We continue to use a multi-faceted integrated marketing approach to support our TenFold seminars, our principle way of introducing people to

TenFold and TenFold technology. We track leads generated by registrants, attendees, and individuals who respond to our outreach that are not able to plan to attend a seminar. During Q1 and Q2, we hosted seminars in several major cities, including Chicago, Washington D.C., Atlanta, and Dallas.

As a result of these continued efforts to build awareness, we have seen the number and quality of our leads increase substantially over the first quarter. During the second quarter of this year, we generated nearly as many leads as in all of 2004. We have recently announced a fall TenFold seminar schedule of 16 seminars in major U.S. cities.

During the second quarter, we continued our progress penetrating new accounts by selling small proof of concept projects. The financial impact of these new account transactions is not material to our overall Q2 financial performance, but they show the flexibility and power of our technology and provide the basis for our future growth.

The most important validation of our business model during the first quarter was closing a new customer business relationship with XanGo, a high growth Utah based multi-level marketing company. They needed to replace an existing mission critical marketing application on a very short timeframe and were not able to find a solution through any of the package system vendors or traditional major application development companies.

In late Q1, they closed our initial business relationship with us. Subsequently, they purchased our consulting services to assist them in a three-week project to build the first version of their multi-level marketing, distributor management, and order entry application and they acquired over $300,000 in licenses. They continue to purchase additional training and consulting services from us. Earlier this month, we added Japanese to the list of applications they can render their application in.

During the second quarter, as I highlighted earlier, we closed our initial deal with DevonWay. DevonWay spent $160,000 on licenses and hired our consultants to begin transferring TenFold technology knowledge to the DevonWay staff. Both XanGo and DevonWay continue to purchase consulting and training services from TenFold.

On our May conference call, we disclosed that we had recently begun discussion with two multi-billion dollar global systems integrators. We are pleased to report steady progress garnering the interest of such potential partners. We believe that having such partners stand behind and support TenFold is necessary for TenFold to appear convincingly viable to sophisticated, risk-adverse corporate buyers.

During the second quarter, we closed small proof of concept projects with two such integrators. One of those completed its proof of concept project in July, demonstrating that in just three weeks a replacement insurance claims processing application could be built by a team of two TenFolders and two of their own staff, only one of whom had been through TenFold training.

This three-week project compares extremely well to their alternative of 15 developers working for a year or more using traditional Java-based programming approaches. We are in continuing dialogue with them regarding next steps. The proof of concept project for the second systems integrator starts later this month.

During Q2, we continued to provide TenFold Support Speed Pro services to generate revenues, build customer allegiance, and give our customers access to expert consultants for short duration projects. To date, over 20 of our customers have used Speed Pro at least once. It is also worth noting that approximately 20 of our customers have our 2005 Enterprise TenFold Market Force release in production, including customers as large as Cedar-Sinai Medical Center and JP Morgan Chase.

We continue to leverage other distribution channels to broaden our distribution. Our larger VARs, Redi2 and Vertex, continue to pursue accounts for their TenFold powered financial and utility billing applications in North America and the United Kingdom. Earlier this year, Redi2 secured the financial giant, Mellon, as a customer and just yesterday, they announced that they licensed their TenFold-powered premier fee-billing product to Newton Investment Management, a UK based asset management subsidiary of Mellon.

And, lastly, our three long standing flagship customers, Cedar-Sinai Medical Center, JP Morgan Chase, and Vertex, all of whom continue to smoothly run very complex TenFold-powered applications in production, all did business with TenFold during the second quarter.

What are the implications of our progress and our risks? We are navigating the transition from a services company to a software product company. We are increasingly confident that our penetrate and radiate business strategy is working, that we are gaining quarter-by-quarter momentum, and that we are on target to achieve our long-term goals. We are focused on returning to positive operating cash flow by selling larger license deals to current and new customers.

We are actively exploring financing alternatives to ensure that TenFold has access to adequate capital to complete successfully its transition to a software products company, even if cash flows from operations do not strengthen adequately soon enough.

Where is TenFold today? With our breakthrough EnterpriseTenFold technology, our customers build enterprise applications at least ten times faster at a higher quality and at a fraction of the cost they could with any other technology on the planet today. We have proven, powerful, disruptive software technology that businesses and governments need to get the 21st century applications they need.

We have flagship customers like JP Morgan Chase, Vertex, and Cedar-Sinai Medical Center with mission critical applications in robust quiet production. We have a complete proven portfolio of consulting and training services to compliment our technology.

We are pleased by the progress we made during the first half of the year: increased awareness, increased lead generation, new proof of concept project customers, important new customers, and continued active business relationships with our largest customers. We see substantially greater interest in TenFold technology. Our pipeline strength and quality is increasing and we have clear examples of the next generation TenFold customer at XanGo and DevonWay.

But we still have a lot of work to do and we face significant challenges. Our small size makes our bold claims hard to believe and makes it difficult for promising big customers to take the step of doing business with us.

Our small cash position makes us vulnerable as we proceed through this transition. We are intensely focused on realizing Jeff Walker’s vision of 21st century applications and TenFold’s destiny as the prime mover towards that vision. We are confidently and methodically pursuing that destiny.

We appreciate the continued support and enthusiasm of the TenFold team and those customers and shareholders whose confidence in our technology and people inspires us. With that, let me encourage any of you who haven’t visited our new Web site to do so and let me thank you for taking the time to join us this afternoon. Both Jeff Walker and I would be pleased to take questions.

Coordinator	Thank you. We have our first question from Patrick Kennedy of Kenco Investments.

P. Kennedy	Good afternoon. Thank you for your perseverance and your honesty. I’m a long-time shareholder and I will continue to hold for the very same reasons that I first invested. I think there is an irony that if you were a private company people wouldn’t know your financial status. You might not have to fight that war, but let me say that your persistence is omnipotent and I believe in you and I will continue to hold my TenFold position.

N. Harvey	Well, Patrick, thank you so much. What a terrific way to respond to our conference call. As I said early on, it is for us these days very much the best of times and worst of times. We see the most promising progress we’ve made in ages, but it’s been a long, hard-fought battle here and we can certainly appreciate your support moving forward. Thank you very much.

P. Kennedy	Thank you and your persistence is noble, as your honesty is, and we’ll hang with you. I don’t think anybody thought it would be this difficult, did you?

N. Harvey	Well, I could easily be deposed on that one. There isn’t a prayer that I could have guessed that it could be this difficult to move the ship around, but you know, they say the greater the revolution the harder to spark the fire. So, there is just absolutely no denying that TenFold has extraordinary technology that makes amazing things possible and the gap between what people expect today and what we can deliver is profound.

In addition to our small size, that gap of people’s understanding of current technology and what we have to offer creates a real challenge for us, but we are making, as I hope you picked up from this call, we perceive we’re making steady progress, that we are delighted with the DevonWay and XanGo examples, and we are very pleased to have had the proof of concept projects that have been done over the last quarter include proof of concept projects with major systems implementers. We’ll see where it takes us, but we appreciate all the support we can get at the moment.

P. Kennedy	That’s wonderful and that’s exactly the type of credibility that you need to make these people that make these decisions comfortable that they can go with TenFold and succeed.

Coordinator	Thank you. And our next question comes from Michael Cohen of Kedom Capital.

M. Cohen	Good afternoon, Dr. Harvey and Jeffery Walker. A few questions I have, you stated that you had much more inquiries into the availability of buying the program. What percent of your sales leads do you close approximately?

N. Harvey	Well, Michael, let’s see, on our last call, I’m sorry if I didn’t repeat it today. On our last call, I made the point that we have two different kinds of activity under way at the moment. The first is creating awareness and generating leads because it’s our opinion that there is a vast sound barrier that we need to crack through in order to allow people to appreciate that TenFold technology exists.

So, on the one hand, we are working very hard investing in marketing activities and PR activities to generate awareness of TenFold technology, awareness of a prospect that a technology exists that makes programming obsolete, and to call attention to leading business and IT executives that they consider TenFold.

However, we are also a very small company and pragmatically focused on execution and we have observed over many quarters, particularly over the last three quarters, that it is difficult for a company of our scale to take a sales opportunity all the way into the end zone at this time because there are so many concerns around the viability of TenFold, as well as the challenges that would otherwise be there.

Consequently, we do not seek to, as they say to “boil the ocean”, so our sales efforts are focused intensely on a very small portion of our leads that we perceive constitute accounts, which are more ripe for the picking and likely to be very promising long-term accounts for our approach of radiating where we will get the benefit of being able to radiate and do substantial business over a longer period of time, if we can close the initial deal.

So, I don’t have a close rate against all of our leads today. We keep separate track of leads generated and we keep separate track of leads being prosecuted by our telesales organization and prosecuted by our direct sales organization.

M. Cohen	Next question, I believe it might have been about three quarters ago that you estimated or guestimated, whatever you want to use, that by the third quarter of 2005 you would turn to profitability. Does that look like a scenario that might happen?

N. Harvey	Well, I think honesty is the greatest asset I have tried to keep in front of everyone for a long period of time here. I’m really chasing two things for the third quarter of 2005. The first is to try to get to cash flow neutrality and the second is the topic of revenue. The topic of revenue is horribly complicated by the … auditors somewhat Byzantine manner in which revenues related to licenses are accounted for in today’s canonical accounting methodologies.

So, we are clearly making headway in closing material business, as we demonstrated with this DevonWay transaction earlier this month. How well we will protect those revenues to make sure that they are fully recognized as revenue will remain to be seen because of the complexity of the accounting. But our focus is primarily on cash flow and getting to cash neutrality and it’s going to take hard work to get there by the end of the quarter and we are still trying to get there.

M. Cohen	Have you looked for a white knight or a company to join with your company possibly as a 50/50 partner to come in with cash and maybe help you out in that way or are you looking to keep control of the company the way it is now?

N. Harvey	We would be interested in entertaining any kind of constructive business relationship that complimented the basic assets that TenFold brings to the table. We have come through a long arduous period of time and not very many people, particularly parties associated with larger companies, can yet believe we have the assets within our walls that we do. But, if you’re familiar with parties who would be interested in engaging in a serious business relationship with TenFold, we’d be delighted to entertain that discussion.

We have engaged an individual, as I said earlier on the call, Shawn O’Neill, to help us prosecute financing alternatives as a compliment to our basic business operations at the moment.

M. Cohen	Just one other thing, on the public relations part, I know you’re having the seminars, which gets out to a lot of people. Has your public relations firm looked into other forms of public relations, such as going on Market Watch on CNBC or the Bloomberg Network where some of those stations let companies come on for a fee and praise their products or their financials, etc.?

N. Harvey	Let me ask Jeff Walker to step forward and talk a little bit about our marketing efforts and our….

J. Walker	Michael, thank you for your questions. They are very thoughtful. We’ve used our own software to build applications that track the collection and the management of leads and we pay a lot of attention to the different sources where we get leads, people coming to our Web site and giving us their name and asking for more information, people coming to our seminars, etc.

We have been approached by just enumerable alternatives of things like what you have mentioned, CNBC. There are an awful lot of outlets for TenFold in the quasi-financial community for TenFold to pay a fee and then get an audience. We tried a few of those things as an experiment a few years ago, did not find them to be of any value with regard to selling product, so we have passed them by.

We have hired an outstanding public relations firm, Coltrin and Associates, that is using a more traditional approach of getting us in front of analysts and editors who cover the technology sector and we’re beginning to see some real traction in winning some industry awards and in getting highlighted as a new force in the technology markets in some publications. In fact, today we were mentioned in a lead article on CNet and these kinds of independent press validations of TenFold’s position that reach the audience of people who might buy our technology seem to me to be much more valuable to us than paying for a spot.

On the other hand, we are open to input and if you are aware of a place where we can be seen and heard, even if it costs us a few bucks to take advantage of that, if you were to contact us through normal channels, we would definitely consider it and give it a try because we are anxious to spread the word about TenFold.

M. Cohen	The reason I’m saying those sources is, as much as you want to sell the product, which is very important, you also need to, in my opinion, do something about the stock price because, as far as raising money, a lot of it is based on your stock price and the interest in your stock. And that’s what I’m looking at when I say going to Bloomberg or Market Watch, etc.

N. Harvey	Well, we appreciate the observation and … is the case that, for the sake of argument, TenFold stock is off of most people’s radar. We have over the last many quarters opined that were pretty sure that if we fixed the stock price that wouldn’t necessarily drive the business, but we are guardedly optimistic that if we can drive the business, we will find a way to have the market recognize the value of TenFold.

So, we have been intensely focused on closing and driving business, but, as Jeff said, if you have specific recommendations to make to us, we’d be delighted to have them come in through our normal channels. We pay attention to everything that comes in the door.

Coordinator	And, right now, our next question comes from Mark Rosenblatt of Rational Wave.

M. Rosenblatt	Hello there. Can I just clarify a couple of things? First was did you say you might be cash flow neutral by quarter end?

N. Harvey	I had said earlier in the year that I expected to be cash flow neutral in Q3 and I would say that I’m qualifying that with I’m now on the 16th day of August and I am still working to get to cash flow neutral in this quarter.

M. Rosenblatt	The obvious question is how long will the cash last? And, if you’re cash flow neutral then it could last forever, until you decide to invest, obviously.

N. Harvey	Wanting to make sure that people have the guidance which is rational, the guidance that I gave earlier is that we have, obviously, clarity at this point that we would certainly expect our cash to make it all the way through this quarter. And you’re correct, if we were cash flow neutral then it goes on forever, but if we don’t generate greater cash from operations than we have in our till today, we will exhaust our cash balances early in Q4.

M. Rosenblatt	So, the implication, if you’re cash flow neutral, is that you sign another couple million dollars worth of stuff.

N. Harvey	Well, actually, the numbers, as you can imagine, are smaller than that, so, actually, the implication, if you do the very simple arithmetic, since our cash burn last couple of quarters has been under $2 million, and we are half way through this quarter and we signed a million dollar license that included full payment of cash recently, that he gap that we need to fill is less than....

M. Rosenblatt	So, it’s about a million.

N. Harvey	That’s correct, sir.

M. Rosenblatt	Was that million dollars a license sale?

N. Harvey	Yes. The transaction we did with DevonWay was the sale of a million dollar enterprise license. For clarity, DevonWay, which intends to offer its application in an on-demand model, will not need to buy further licenses from TenFold for its process industry sector customers, but those customers, should they want to modify or enhance their applications, will need to come to TenFold for EnterpriseTenFold licenses. So, the license gives DevonWay a solid start on their market sector and, at the same time, opens the doors for TenFold to sell services and licenses to their customers.

M. Rosenblatt	When do you think they will have a production product to go on-demand with?

N. Harvey	I think we’ll leave it to them to give very clear guidance, but the proof of concept project that they did a few weeks ago laid the groundwork for their first application and I believe, for the sake of argument, they’re within weeks of having that application completely done and they are actively in the market selling their application to prospective customers today.

M. Rosenblatt	That’s great. On the system integrators projects, you described one of them. Did you do a proof of concept for both of them?

N. Harvey	We have done a proof of concept project for one of the multi-billion dollar systems integrators that I mentioned on the May conference call. We would honestly say we felt the relationship moved at a rather leisurely pace towards closure. I would suspect that they think they moved lightening fast from early May to a project that was completed in early July. Not really sure, but I suspect from their side of the street it feels lightening fast, but they did complete a three-week proof of concept project through which one of their applications companies rebuilt an application that they have in production today and was able to deliver an application that was richer in its functionality, more robust and integratable to their existing systems and they are exploring with us how to move forward with that.

M. Rosenblatt	Did they pay you money for that?

N. Harvey	Yes. They paid for that proof of concept project and they paid for the training of their person who participated on the project. I would hate to say this, except among friends, but we are in the business of not counting anyone as a customer unless they have paid us money. In fact, they paid us to train their person and they paid us for the proof of concept project and we are delighted to have done business with them under those terms.

M. Rosenblatt	Did the other system integrator you’re in conversations with, have they paid you money?

N. Harvey	To be clear, there are a couple such integrators now working with us and we have a second project to start later this month and then we have some other systems integrators that are in continuing dialogue with us of the scale of which is multi-billion dollar players, which was a water mark that I set on the last call as the kind of partner that TenFold needs to provide credibility and confidence to corporations that look at us and feel a little skittish because we are so small.

M. Rosenblatt	Right. The obvious thing is to try and do some kind of ops ware license thing like they did with EDS.

N. Harvey	Yes. We perceive there are a couple of very solid mutually beneficial business relationships that could be established that are very healthy and important for these players, particularly for those that have applications or applications divisions or outsourcing divisions and for those who are active in the market selling particularly in the very cost-sensitive Federal government and civil sectors.

M. Rosenblatt	How many other DevonWay people type customers are in the pipeline?

N. Harvey	Well, not wanting to sound like …, but not being entirely sure what you mean by like DevonWay.

M. Rosenblatt	People that have the opportunity to do an enterprise license the scale that they were doing it that you’re in sort of discussions with.

N. Harvey	We’re having some debate here. This is Mark Rosenblatt, right?

M. Rosenblatt	Yes.

N. Harvey	Okay, Mark, Jeff Walker is sitting here just rabid to be able to speak up, if he could for a minute. Can I let Jeff speak for a minute and then I will…?

J. Walker	Hello, Mark. How are you?

M. Rosenblatt	Fine.

J. Walker	We track our top ten every quarter, of leads that we are aggressively pursuing, all of whom are large account potentials. And, as you know, our sales model is penetrate and radiate, so penetrate means get the first chunk of business and then grow the business based upon an initial success.

N. Harvey	Jeff was just more specific with you than I might have been, so we carried a top ten list in Q2 and we carry a strong top ten list in this quarter. Some of the parties carried over from Q2 into Q3. Some of the parties that came into the list in Q3 are new in Q3. This comes back to one of the initial questions that was asked on this call that these are accounts that are worthy of very serious consideration because, if we had closed business with them, we expect that we will be able to radiate and sell substantial business over time.

M. Rosenblatt	On the radiate point, how many customers have you done two projects with, have you done three projects with, or have you done more than three projects with this year?

N. Harvey	Actually, to be very clear, let me tailor the answer to your question. So, we have had two accounts, XanGo and DevonWay, where we have done multiple business transactions, which started with a proof of concept project, but continued with that customer buying licenses. In the case of XanGo, they’ve had almost 30 of their people trained; it might be over 30 today.

They’re not yet entire self-sufficient, but they have a terrific team and they have the aspiration that they’ll be able to take their team and licenses they’ve got and begin to build out further applications for their organization. So, we’re not in the business of multiple projects with them. We’re in the business of radiating, selling additional licenses and training, consulting, SpeedPro type services.

In addition to the big accounts, I identified XanGo in Q1 and DevonWay in Q2, we have other smaller accounts around which we have done a couple of business transactions, a license, proof of concept project, some training, etc. Does that make it clear for you, Mark?

M. Rosenblatt	Yes. Okay. Good. Thanks a lot, Nancy.

N. Harvey	Thank you.

Coordinator	Thank you. Currently, we are showing no questions registered. I would like to turn the conference over to Dr. Nancy Harvey for closing remarks.

N. Harvey	I’d just like to say thank you to all of you for taking so much time with us today. We appreciate the continued support and we very much look forward to reporting on this quarter midway through next quarter. Thank you again for the time today.

Coordinator	Thank you, participants. This does conclude today’s conference call. You may disconnect at this time. Everyone have a good day.